Exhibit 10.16
PERSONAL AND CONFIDENTIAL
August 6, 2007
Ms. Pamela Schneider
25089 N. Pawnee Road
Barrington, IL 60010
Dear Pamela:
This letter amends your offer letter, dated June 2, 2005 (the “Letter”), for documentary compliance with recent legislative and regulatory changes affecting nonqualified deferred compensation arrangements. These amendments affect the terms of your severance benefits, by bringing the definition of “Agreed Reason” into the safe harbor provided by Treasury Regulations, and by delaying payment for 6 months if necessary in the event that you are considered a “specified employee” on the date of your separation from service and any portion of your severance benefits are considered nonqualified deferred compensation. These changes are intended to protect your severance benefits from potential excise taxes under the new nonqualified deferred compensation arrangement rules.
Specifically, section 8 of the Letter is replaced by the following new section 8, effective upon your execution of this letter.
8.
Except for (1) your termination of employment in connection with a “Change in Control” as defined in the Employment Security Agreement referenced above, or (2) your termination of employment by APAC “for cause” (defined as “(i) gross misconduct or gross negligence in the performance of your employment duties; (ii) willful disobedience by you of the lawful directions received from the Company or from the person to whom you directly report or of established policies of the Company; or (iii) commission by you of a crime involving fraud or moral turpitude that can reasonably be expected to have an adverse effect on the business, reputation or financial situation of the Company”), or (3) your termination as a result of your resignation from employment with the Company other than for Agreed Reason, and provided you sign a then-current Waiver & Release Agreement, APAC will pay you severance equal to (x) the monthly amount of your then-current Base Salary plus (y) the amount necessary to reimburse you for payments you make in connection with your exercise of your rights under COBRA to continue your and your dependants’ medical and dental benefits in accordance with the terms of the Company’s welfare plans as may be in effect from time to time during each of the following twelve (12) months following such termination.

P. Schneider
August 6, 2007
Page Two of Three
Resignation for “Agreed Reason” shall mean a resignation by you prior to any Change in Control if, after giving notice to the Company within thirty days following the initial existence of one of the following conditions and providing a thirty day opportunity for the Company to cure the condition:
(1)
without your written consent, (i) your duties and responsibilities are materially reduced or diminished from those in effect on your commencement of employment, or (ii) you no longer report to the Chief Executive Officer of the Company, and instead are required to report to a supervisor with materially diminished authority, duties or responsibilities compared to that of the Chief Executive Officer of the Company, or

(2)	your base salary is reduced and not in accordance with a compensation reduction applicable to all senior executives’ salaries generally, or

(3)	any other material breach of the terms of the Letter or the terms of your employment in general.
Severance payments will be made in accordance with either this agreement or the prevailing change of control agreement, whichever is more advantageous to you; but in no event will severance payments be made under both agreements. Such payments will be made on APAC’s customary payroll dates in installments equal to your regular biweekly salary, less all applicable withholding taxes. You are not required to mitigate the amount of any severance payment provided for in this letter by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this letter be reduced by any compensation, income or benefit you may receive from any other source. In addition, no payments to you under this letter may be subject to any offset or setoff due to any claim the Company or its affiliates may have against you.
Notwithstanding the foregoing, if you are deemed at the time of your separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Internal Revenue Code (the “Code”), to the extent delayed commencement of any portion of the severance payments to which you are entitled under this agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of your severance payments will not be provided to you prior to the earlier of (1) the expiration of the six-month period measured from the date of the your “separation from service” with the Company (as such term is defined in the Treasury Regulations issued under Section 409A of the Code) or (2) your death. Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) deferral period, all payments deferred pursuant to this paragraph 8 shall be paid in a lump sum to you, and any remaining payments due shall be paid as otherwise provided herein.

P. Schneider
August 6, 2007
Page Three of Three
The other terms of Letter remain in full force and effect. If you have any questions about this change, please don’t hesitate to contact me.
Sincerely,
/s/ GEORGE H. HEPBURN III
APAC CUSTOMER SERVICES, INC.

ACCEPTED BY:
/s/ PAMELA SCHNEIDER
Pamela Schneider

Date: